CUSIP No. 31583B105                                         Page 20 of 22 Pages


                                                                       EXHIBIT 2

                               Mr. Richard Lashley
                                 2 Trinity Place
                               Warren, N.J. 07059


June 4, 2002

Mr. Raymond S. Stolarczyk
Chairman and Chief Executive Officer
Fidelity Bancorp, Inc.
5455 West Belmont Avenue
Chicago, IL 60641

         Re:     Demand For Stock Ledger, Stockholder List and Books and Records

Dear Mr. Stolarczyk:

         Pursuant to the applicable provisions of Delaware law, the undersigned hereby demands an opportunity to inspect during normal business hours the stock ledger, current list of the stockholders (in alphabetical order, setting forth the name and address of each stockholder and the number of shares registered in the name of each such stockholder, as of the most recent date available), and books and records of Fidelity Bancorp, Inc. ("Fidelity Bancorp"), and an opportunity to make copies of or extracts from such documents. I hereby certify to Fidelity Bancorp that I am the record owner of 150 shares of common stock of Fidelity Bancorp, as evidenced by the attached copies of stock certificates #FB5526 and FB5767.

         In connection with the foregoing demand, I further demand the opportunity to inspect and copy the following, updated as of the date of this letter, all of which should be in the possession of Fidelity Bancorp or one of its agents:

1. All daily stock transfer sheets showing changes in the stockholder list referred to in the preceding paragraph which are in or come into the possession of Fidelity Bancorp or the transfer agent(s) for the common stock of Fidelity Bancorp beginning the day following the date of such list.

2. All information in Fidelity Bancorp's possession and/or subject to its direction or control and/or which can be obtained from nominees of any central depository system relating to the breakdown of all brokerage and financial institutions holding shares for their customers in street name and a breakdown of holdings which appear on the corporate stock ledger under the names of any central depository system (e.g., Cede & Co.).

3. A list of the names, addresses and securities positions of non-objecting beneficial owners and acquiescing beneficial owners obtained by Fidelity Bancorp from brokers and dealers pursuant to the applicable rules promulgated under the Securities Exchange Act of 1934, as amended. If such list is not available as of a recent date, such list should be requested.

CUSIP No. 31583B105                                         Page 21 of 22 Pages

4. A list of the names and addresses of employee participants in any stock ownership plan of Fidelity Bancorp as of the date of the stockholder list.

5.       The Pershing/DLJ omnibus proxy list.

6.       The Philadep omnibus proxy list.

7. Any other omnibus proxies produced by ADP for client banks or brokers, listing among other things any respondent positions.

8. Any omnibus proxy produced by Bank of New York, or any other bank or broker, listing among other things any respondent positions.

9. Any record date information provided by ADP relative to shares held for their clients, and the number of holders at each of their client firms holding shares of Fidelity Bancorp.

10. All minutes or other records of any meeting or any action or discussion at any meeting of the Board of Directors or a committee of the Board of Directors relating in any way to the election of directors at the 2003 Annual Meeting of Stockholders (including, without limitation, any recommendations or communications to or from stockholders regarding director nominations or election of directors).

11. Financial books and records of Fidelity Bancorp and all its subsidiaries, including the most recent month end general ledger and consolidating financial statement schedules.

12. All documents constituting, referring to or relating to any amendments to the Bylaws or Certificate of Incorporation of Fidelity Bancorp proposed or approved within the past two years.

         I further demand that modifications of, additions to or deletions from, any and all information referenced above subsequent to the date of the stockholder list referred to above be furnished to me as and when the same becomes available to Fidelity Bancorp or its agents or representatives. In the event any or all of the information encompassed by this demand is available in the form of computer tape or other medium suitable for use by computer or word processor, I demand inspection and copying of such computer tape or other medium as well as any program, software, manual or other instructions necessary for the practical use of such information.

         Foley & Lardner, which is acting as my counsel, or my designated agent, is authorized to make the above-referenced inspection and receive copies on my behalf pursuant to the Power of Attorney attached hereto.

         I will bear the reasonable costs incurred by Fidelity Bancorp (including those of its transfer agent(s)) in connection with the production of the information with regard to which demand is made herein.

         The purposes for requesting such inspection and copying are to communicate with stockholders regarding the opportunities for Fidelity Bancorp to maximize stockholder value and

CUSIP No. 31583B105                                         Page 22 of 22 Pages

to facilitate a possible solicitation of proxies in connection with the upcoming 2003 Annual Meeting of Stockholders.

         Under applicable Delaware law, Fidelity Bancorp is required to respond to this request within five (5) business days after receiving this letter. Please advise my counsel, Phillip M. Goldberg of Foley & Lardner, One IBM Plaza, 330 N. Wabash Avenue, Chicago, Illinois 60611-3608 (telephone number:
312-755-1900) as to when the items sought will be made available, and in what form.

                                                     Very truly yours,

                                                     /s/ Richard Lashley

                                                     Richard Lashley